Exhibit 3.2
DENTSPLY SIRONA INC.
THIRD AMENDED AND RESTATED BY-LAWS
BY-LAWS INDEX
TABLE OF CONTENTS
PAGE

ARTICLE I STOCKHOLDERS’ MEETINGS..................................................................................	1

Section 1.	Annual Meetings...........................................................................................1

Section 2.	Special Meetings........................................................................................... 1

Section 3.	Place of Meeting........................................................................................... 1

Section 4.	Notice of Meeting......................................................................................... 1

Section 5.	Fixing of Record Date.................................................................................. 2

Section 6.	Quorum; Adjournments.............................................................................. 2

Section 7.	Proxies........................................................................................................... 3

Section 8.	Voting of Shares........................................................................................... 3

Section 9.	List of Stockholders..................................................................................... 3

Section 10.	Waiver of Notice by Stockholders.............................................................. 4

Section 11.	Advance Notice of Stockholder-Proposed Business at Annual Meetings........................................................................................................ 4

Section 12.	Procedure for Nomination of Directors..................................................... 6

Section 12a.	Stockholder Nominations Included in the Corporation’s Proxy Statement...................................................................................................... 7

Section 13.	Stockholder Voting.....................................................................................16

Section 14.	Conduct of Meetings..................................................................................17

ARTICLE II BOARD OF DIRECTORS............................................................................... 17

Section 1.	General Powers................................................................................ 17

Section 2.	Number of Directors, Tenure and Qualifications.......................... 18

Section 3.	Regular Meetings............................................................................. 18

Section 4.	Special Meetings............................................................................... 18

Section 5.	Notice.................................................................................................18

Section 6.	Quorum............................................................................................. 19

Section 7.	Manner of Acting............................................................................. 19

Section 8.	Vacancies........................................................................................... 19

Section 9.	Compensation................................................................................... 19

Section 10.	Committees....................................................................................... 19

Section 11.	Action of the Board by Written Consent....................................... 20

Section 12.	Conferences...................................................................................... 20

ARTICLE III OFFICERS......................................................................................................	20

Section 1.	Number.............................................................................................. 20

Section 2.	Election and Term of Office............................................................ 20

Section 3.	Removal............................................................................................ 20

Section 4.	Executive Chairman of the Board.................................................. 21

Section 5.	Lead Independent Directors........................................................... 21

Section 6.	Chief Executive Officer; President................................................. 21

Section 7.	Senior Vice President and Vice Presidents.................................... 21

Section 8.	Secretary and Assistant Secretaries................................................ 21

Section 9.	Treasurer and Assistant Treasurer................................................. 22

Section 10.	Salaries.............................................................................................. 22

Section 11.	Representation in Other Companies.............................................. 22

ARTICLE IV STOCK AND TRANSFER OF STOCK.........................................................	22

Section 1.	Shares of Stock................................................................................. 22

Section 2.	Transfer of Shares............................................................................ 23

ARTICLE V INDEMNIFICATION OF DIRECTORS, OFFICERS,....................................	23

Section 1.	Indemnification Generally.............................................................. 24

Section 2.	Indemnification in Actions By or In the Right Of the Corporation...................................................................................... 24

Section 3.	Success on the Merits; Indemnification Against Expenses.......... 24

Section 4.	Determination that Indemnification is Proper.............................. 25

Section 5.	Insurance; Indemnification Agreements........................................ 25

Section 6.	Advancement of Expenses............................................................... 25

Section 7.	Rights Not Exclusive........................................................................ 26

Section 8.	Severability....................................................................................... 26

Section 9.	Modification...................................................................................... 26

ARTICLE VI EXCLUSIVE FORUM...................................................................................	26

ARTICLE VII CERTAIN GOVERNANCE MATTERS.......................................................	27

Section 1.	Definitions......................................................................................... 27

Section 2.	Composition of the Board............................................................... 27

Section 3.	Chairman, Chief Executive Officer, Lead Independent Director.............................................................................................. 28

Section 4.	Required Committees...................................................................... 28

Section 5.	Amendments..................................................................................... 28

THIRD AMENDED AND RESTATED BY-LAWS
OF
DENTSPLY SIRONA INC.
(formerly DENTSPLY International Inc.)
ARTICLE I

STOCKHOLDERS’ MEETINGS

Section 1.Annual Meetings.
The annual meeting of the stockholders, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting previously called by the Board of Directors.
Section 2.Special Meetings.
Subject to the rights of the holders of any class or series of capital stock having a preference over the common stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only upon the request of the Chairman of the Board or the Chief Executive Officer and approved by a resolution adopted by the Board of Directors. The corporation may postpone, reschedule or cancel any special meeting previously called by the Board of Directors.
Section 3.Place of Meeting.
The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting, or for any special meeting called pursuant to ARTICLE I, Section 2, above. If no designation is made, or if a special meeting shall be otherwise called, the place of meeting shall be the principal office of the corporation.
Section 4.Notice of Meeting.
Written notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid.
Section 5.Fixing of Record Date.
(a)For the purpose of determining stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors of the corporation may fix a record date for any such determination of stockholders, such date in any case not to precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, be not more than sixty (60) nor less than ten (10) days prior to the date of any proposed meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section, such determination shall be applied to any adjournment thereof.
(b)For the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or in order to make a determination of stockholders for any other lawful purpose, the Board of Directors of the corporation may fix a date as the record date for any such determination of stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.
Section 6.Quorum; Adjournments.
A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Provided that a meeting has been duly convened in accordance herewith, any meeting of the stockholders may be adjourned by the chairman of the meeting from time to time without further notice. Any adjourned meeting may reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 7.Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date.
Section 8.Voting of Shares.
At each meeting of stockholders, every stockholder entitled to vote thereat shall be entitled to vote in person or by a duly authorized proxy, which proxy may be appointed by an instrument in writing executed by such stockholder or his duly authorized attorney or through electronic means, if applicable, such as the internet. Subject to the provisions of applicable law and the corporation’s Certificate of Incorporation, each holder of common stock shall be entitled to one (1) vote for each share of stock standing registered in his name at the close of business on the day fixed by the Board of Directors as the record date for the determination of the stockholders entitled to vote at such meeting.
Section 9.List of Stockholders.
The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 9 or to vote in person or by proxy at any meeting of stockholders.
Section 10.Waiver of Notice by Stockholders.
Whenever any notice whatever is required to be given to any stockholder of the corporation under the provisions of these By-laws or under the provisions of the Certificate of Incorporation or under the provisions of any statute, a waiver thereof in writing or by electronic transmission, whether before or after the time of meeting, by the stockholder entitled to such notice, shall be deemed equivalent to the giving of such notice.
Section 11.Advance Notice of Stockholder-Proposed Business at Annual Meetings.
No business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 12 or Section 12a of ARTICLE I of these By-laws, as applicable) may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 11.
In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the ninetieth (90th) day prior to the annual meeting or, if later, the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, (ii) the name and record address of such stockholder, (iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class, series and number of all shares of stock of the corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, (B) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, and (C) any derivative positions held or beneficially held by the stockholder and by any such Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the corporation; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clause (iii) of this paragraph, the name and address of such stockholder, as they appear on the corporation’s stock ledger, and current name and address, if different, and of such Stockholder Associated Person; (v) a description of all proxy, contract, arrangement, understanding, or relationship between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
Notwithstanding anything in these By-laws to the contrary, no business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 12 or Section 12a of ARTICLE I of these By-laws, as applicable) shall be conducted at the annual meeting except business brought before the annual meeting in accordance with the procedures set forth in this Section 11; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 11 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
For purposes of this Section 11 and of Section 12 of this ARTICLE I, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
Section 12.Procedure for Nomination of Directors.
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in Section 12a of ARTICLE I these By-laws or the Certificate of Incorporation with respect to the right of holders of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) subject to ARTICLE VII of these By-laws, by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 12, (c) by any stockholder of the corporation who complies with the requirements of Section 12a of ARTICLE I of these By-laws.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the ninetieth (90th) day prior to the annual meeting or, if later, the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice and any Stockholder Associated Person, (i) the name and record address of such stockholder, (ii) the class, series and number of all shares of stock of the corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (iv) any derivative positions held or beneficially held by the stockholder and by any such Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the corporation, (v) a description of all arrangements or understandings between such stockholder or any such Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (vi) as to the stockholder giving the notice, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vii) any other information relating to the stockholder giving the notice that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 12 or in Section 12a of ARTICLE I of these By-laws. If the Chairman of the meeting determines that a nomination was not made in accordance with such procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
Section 12a.    Stockholder Nominations Included in the Corporation’s Proxy Statement
. (a) Subject to the provisions of this Section 12a, the corporation will include in its proxy statement and on its form of proxy and ballot for an annual meeting of stockholders at which directors are to be elected, the name of any nominee for election to the Board of Directors submitted for inclusion in the corporation’s proxy materials (a “Stockholder Nominee”) by an Eligible Stockholder (as defined below), and will include in its proxy statement the Required Information (as defined below), if:
(i)the Stockholder Nominee is identified in a timely notice (the “Proxy Access Notice”) that satisfies this Section 12a and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder;
(ii)the Eligible Stockholder expressly elects at the time of the delivery of the Proxy Access Notice to have the Stockholder Nominee included in the corporation’s proxy materials pursuant to this Section 12a; and
(iii)the additional requirements of these Bylaws are met.
(a)To qualify as an “Eligible Stockholder,” a stockholder, or a group of stockholders as described in Section 12a(c) hereof, must:
(i)as of the date of the Proxy Access Notice, own and have owned (as defined below), continuously for at least three years, a number of shares that represents at least 3% of the outstanding shares of common stock of the corporation that are entitled to vote in the election of directors (the “Required Shares”); and
(ii)thereafter continue to own the Required Shares through the annual meeting of stockholders.
(b)For purposes of satisfying the ownership requirements of Section 12a(b) hereof: (i) a group of no more than 20 stockholders and/or beneficial owners may aggregate the number of shares of common stock that each group member has owned continuously for at least three years as of the date of the Proxy Access Notice; (ii) two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer or (C) a “group of investment companies” as defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of

1940, as amended, shall be treated as one stockholder or beneficial owner, (iii) no shares may be attributed to more than one Eligible Stockholder and (iv) no stockholder or beneficial owner, individually or as a member of a group, may qualify as more than one Eligible Stockholder. Whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, all requirements and obligations for an Eligible Stockholder set forth in this Section 12a must be satisfied by and with respect to each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 12a(c) and except as otherwise provided in this Section 12a.
(c)For purposes of this Section 12a:
(i)An Eligible Stockholder “owns” only those outstanding shares of common stock of the corporation in which such person has both (A) the full voting and investment rights and (B) the full economic interest (including the opportunity for profit and risk of loss); provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such person, (3) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement, arrangement, understanding or relationship entered into by such person or any of its affiliates that has or is intended to have the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or any of its affiliates. The terms “owned,” “ownership” and other variations of the word “own” shall have corresponding meanings. The term “affiliate” shall have the meaning specified in the rules and regulations under the Exchange Act.
(ii)An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary as long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The person’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.
(iii)An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall the loaned shares on no more than five business days’ notice, has recalled such loaned shares as of the date of the Proxy Access Notice and such shares remain recalled and otherwise owned through the date of the annual meeting.
(iv)The Board of Directors shall determine whether any outstanding shares of the corporation’s common stock are “owned” for purposes of this Section 12a.
(d)For purposes of this Section 12a, the “Required Information” that the corporation will include in its proxy statement is:
(i)the information concerning each Stockholder Nominee and the Eligible Stockholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the rules or regulations of the Securities and Exchange Commission or other applicable law, regulation or listing standard.
(ii)if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words per Stockholder Nominee, in support of the Eligible Stockholder’s Stockholder Nominee(s), which must be provided at the same time as the Proxy Access Notice for inclusion in the corporation’s proxy statement for the annual meeting (the “Supporting Statement”); and
(iii)any other information that the corporation determines in its discretion to include in the proxy materials relating to any Eligible Stockholder or Stockholder Nominee, including without limitation any statements in opposition to the nomination of a Stockholder Nominee or any information provided pursuant to this Section 12a.
Notwithstanding anything to the contrary contained in this Section 12a, the corporation may omit from its proxy materials any information or Supporting Statement if the Board of Directors determines that such information (A) is untrue in any material respect or omits a material fact necessary to make the statements made not misleading, (B) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations by, any person or entity without factual foundation or (C) would violate any applicable law, rule, regulation or listing standard.
The corporation may solicit against any Stockholder Nominee and include in its proxy materials its own statements relating to any Stockholder Nominee or Eligible Stockholder.
(e)The Proxy Access Notice shall include all of the following information, representations and agreements:
(i)the information required under ARTICLE I, Section 12, para. 4 of these Bylaws in connection with the nomination of directors;
(ii)a copy of the Schedule 14N that has been or is concurrently filed with the Securities and Exchange Commission under the Exchange Act;
(iii)a statement of the Eligible Stockholder (and in the case of a group, the statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) (A) setting forth and certifying to the number of shares of common stock the Eligible Stockholder owns and has owned (as defined in Section 12a(d) hereof) continuously for at least three years as of the date of the Proxy Access Notice and (B) agreeing to continue to own such shares through the date of the annual meeting;
(iv)a representation and warranty that each Stockholder Nominee:
(A)does not have any direct or indirect relationship with the corporation and would qualify as an independent director under the rules of the NASDAQ Stock Market LLC and any applicable rules or regulations of the Securities and Exchange Commission;

(B)would qualify as independent under the audit committee and compensation committee independence requirements of the principal stock exchange on which the corporation’s common stock is listed;
(C)would qualify as a “Non-Employee Director” under Rule 16b-3 of the Exchange Act (or any successor rule);
(D)would qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(E)is not, and has not been within the past three years, an officer, director or key employee of any competitor of the corporation, which means for purposes of this clause (E), any entity that offers products or services that compete with products or services provided by the corporation; and
(F)is not and has not been subject to any event specified in Rule 506(d) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act,.
(v)the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the corporation, setting forth the following additional agreements, representations and warranties:
(A)it will provide (1) the information required under ARTICLE I, Section 12, para. 4 of these Bylaws as of the record date, (2) notification in writing verifying the Eligible Stockholder’s continuous ownership of the Required Shares as of the record date and (3) immediate notice to the corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting of stockholders;
(B)it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) the Eligible Stockholder is requesting be included in the corporation’s proxy materials pursuant to this Section 12a, (3) has not engaged and will not engage in, and has not been and will not be a participant in, a solicitation within the meaning of Exchange Act Rule 14a-1(l) (without regard to the exception in Rule 14a-1(l)(2)(iv)), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors, and (4) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation; and
(C)it will (jointly with all other group members if the Eligible Stockholder is a group) (1) assume all liability resulting from any legal or regulatory violation arising out of or relating to any communications by the Eligible Stockholder or any of its Stockholder Nominees with the corporation or its stockholders or any information that the Eligible Stockholder or any of its Stockholder Nominees provides to the corporation in connection with the Eligible Stockholder’s efforts to elect its

Stockholder Nominees pursuant to this Section 12a, (2) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to any communications by the Eligible Stockholder or any of its Stockholder Nominees with the corporation or its stockholders or any information that the Eligible Stockholder or any of its Stockholder Nominees provides to the corporation in connection with the Eligible Stockholder’s efforts to elect its Stockholder Nominees pursuant to this Section 12a, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (4) file with the Securities and Exchange Commission any solicitation materials by or on behalf of the Eligible Stockholder relating to the annual meeting of stockholders, any of the corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required by rule or regulation or whether any exemption from filing is available under any rule or regulation, and (5) provide to the corporation prior to the day of the annual meeting any additional information reasonably requested by the corporation.
(vi)in the case of a nomination by a group of stockholders that constitutes an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and related matters, including withdrawal of the nomination.
(f)To be timely under this Section 12a, the Proxy Access Notice must be received at the principal executive offices of the corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first mailed to stockholders in connection with the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Proxy Access Notice, in order to be timely, must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Proxy Access Notice pursuant to this Section 12a. A Proxy Access Notice shall be deemed submitted on the date on which all the information and documents required by this Section 12a (other than information and documents contemplated to be provided after the date the Proxy Access Notice is received) have been received by the corporation at its principal executive offices.
(g)An Eligible Stockholder (or in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(i)within five business days after the date of the Proxy Access Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder owns and has continuously owned the Required Shares in compliance with this Section 12a;
(ii)within five business days after the record date for the annual meeting, provide one or more written statements from such record holders and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;
(iii)prior to the commencement of the annual meeting, provide one or more written statements from such record holders and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the date that is five business days prior to the date of the annual meeting; and
(iv)in the case of any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Proxy Access Notice, provide to the corporation documentation reasonably satisfactory to the corporation demonstrating that the funds are under common management and investment control.
(h)Within the time period for delivery of the Proxy Access Notice, a Stockholder Nominee must deliver to the corporation at the principal executive offices of the corporation an executed agreement by the Stockholder Nominee (1) to provide to the corporation such information, including completion of the corporation’s director nominee questionnaire, as the Board of Directors or its designee, acting in good faith, may request; (2) that the Stockholder Nominee consents to being named in the corporation’s proxy statement and form of proxy as a nominee and agrees, if elected, to serve as a member of the Board of Directors and to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and any other Corporation policies and guidelines applicable to directors; and (3) that the Stockholder Nominee is not and will not become a party to (a) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the corporation that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Proxy Access Notice, (b) any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Proxy Access Notice or (c) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law.
(i)In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominee to the corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including by omitting a material fact necessary to make the statements made not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; provided that giving any such notification shall not be deemed to cure any defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 12a.
(j)Notwithstanding anything to the contrary contained in this Section 12a, the corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the corporation, if:
(i)the corporation receives notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director in ARTICLE I, Section 12 of these Bylaws;
(ii) the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Proxy Access Notice (or otherwise submitted pursuant to this Section 12a) in any material respect, any of the information in the Proxy Access Notice (or otherwise submitted pursuant to this Section 12a) was not, when provided, true, correct and complete in all material respects, or the Eligible Stockholder or Stockholder Nominee otherwise fails to comply with the requirements of this Section 12a in any material respect; or
(iii)the Eligible Stockholder (or a duly authorized representative of the Eligible Stockholder) does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 12a.
An Eligible Stockholder may not cure any defect preventing the nomination of a Stockholder Nominee after the last day on which a Proxy Access Notice would be timely.
(k)The maximum number of Stockholder Nominees submitted by all Eligible Stockholders that may be included in the corporation’s proxy materials with respect to an annual meeting of stockholders pursuant to this Section 12a shall not exceed the greater of two or the largest whole number that does not exceed 20% of the total number of directors in office as of the last day on which a Proxy Access Notice may be timely delivered pursuant to this Section 12a with respect to the annual meeting; provided that the maximum number shall be reduced by (i) any Stockholder Nominee whose name was submitted for inclusion in the corporation’s proxy materials pursuant to this Section 12a but whom the Board of Directors decides to nominate as a Board of Directors nominee, (ii) any directors in office or director nominees who in either case will be included in the corporation’s proxy materials for the annual meeting as an unopposed (by the corporation) nominee pursuant to an agreement, arrangement or other understanding between the corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock from the corporation by such stockholder or group of stockholders), and (iii) any nominees who were previously elected to the Board of Directors as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the Board of Directors as a Board of Directors nominee. In the event that one or more vacancies occurs for any reason after the date of the Proxy Access Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12a exceeds the maximum number, the corporation shall determine which Stockholder Nominees shall be included in the corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder will select one Stockholder Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, selecting in order of the amount (largest to smallest) of shares of the corporation each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, the selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
(l)Any Stockholder Nominee who is included in the corporation’s proxy materials for an annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, or (ii) receives a vote of less than 25% of the shares of common stock represented at the annual meeting in person or by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 12a for the next two annual meetings.
(m)The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 12a and to make any and all determinations necessary or advisable to apply this Section 12a to any persons, facts or circumstances, in each case acting in good faith. Any such determination shall be final and binding on the corporation, any Eligible Stockholder, any Stockholder Nominee and any other person.
Section 13.Stockholder Voting.
 Except as provided in Section 8 of ARTICLE II of these By-laws, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with (A) the advance notice requirements for stockholder nominees for director set forth in ARTICLE I, Section 12 of these By-laws or (B) the proxy access requirements for stockholder nominees for director set forth in ARTICLE I, Section 12a of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the fourteenth day before the date the Corporation first mails to the stockholders its notice of such meeting.  If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee, but only to withhold their vote. All other proposals presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the corporation’s Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the corporation, or any law or regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.
Section 14.Conduct of Meetings.
 The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE I
ARTICLE II
ARTICLE IIIBOARD OF DIRECTORS
Section 1.General Powers.
The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors. Except as otherwise provided in and subject to ARTICLE VII of these By-laws, the Board of Directors may adopt, amend or repeal by-laws adopted by the Board or by the stockholders.
Section 2.Number of Directors, Tenure and Qualifications.
Except as otherwise provided in and subject to ARTICLE VII of these By-laws or fixed pursuant to the Certificate of Incorporation, the number of members of the Board of Directors shall be not less than three (3) nor more than thirteen (13), as determined from time to time by the Board of Directors. The directors need not be stockholders of the corporation. Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, in the manner provided in these By-laws, including ARTICLE VII, and except as otherwise required by law.
Section 3.Regular Meetings.
Regular meetings of the Board of Directors shall be held without any other notice than this By-Law immediately after, and at the same place as, the annual meeting of stockholders, and each adjourned session thereof. The Board of Directors may designate the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such designation.
Section 4.Special Meetings.
Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or by members of the Board of Directors constituting no less than three-fourths (3/4) of the total number of directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.
Section 5.Notice.

Notice of any special meeting shall be given at least five (5) days previously thereto by written notice delivered or mailed to each director at his last known address, or at least forty-eight (48) hours previously thereto by personal delivery or by facsimile to a telephone number provided to the corporation. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by facsimile, such notice shall be deemed to be delivered when transmitted with receipt confirmed. Whenever any notice whatever is required to be given to any director of the corporation under the provisions of these By-laws or under the provisions of the Certificate of Incorporation or under the provisions of any statute, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
Section 6.Quorum.
During the Specified Period (as defined in ARTICLE VII of these By-laws), two-thirds (2/3rds) of the total number of directors which the corporation would have if there were no vacancies on the Board of Directors of the corporation shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. In the event a quorum is not present at a duly called meeting of the Board of Directors, a majority of the directors present at such duly called meeting may adjourn the meeting and, upon delivery of a notice in accordance with ARTICLE II, Section 5 to the director(s), reschedule such meeting for an alternative date, and, at such rescheduled meeting, a majority of the total number of directors shall constitute a quorum.
Section 7.Manner of Acting.
The act of the majority of the directors then in office shall be the act of the Board of Directors, unless the act of a greater number is required by these By-laws, including ARTICLE VII.
Section 8.Vacancies.
Except as otherwise required by law or ARTICLE VII of these By-laws, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

The resignation of a director shall be effective upon receipt by the corporation, unless some subsequent time is fixed in the resignation, and then from that time. Acceptance of such resignation by the corporation shall not be required.
Section 9.Compensation.
The Board of Directors, by affirmative vote of a majority of the directors, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee.
Section 10.Committees.
Except as otherwise provided in and subject to ARTICLE VII of these By-laws, the Board of Directors by resolution may designate one (1) or more committees, each committee to consist of one (1) or more directors elected by the Board of Directors, which to the extent permitted by law and to the extent provided in such resolution, as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Except as otherwise provided in and subject to ARTICLE VII of these By-laws, the Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request by the Chairman of the Board or the Chief Executive Officer or upon request by the chairman of such meeting. Each such committee may fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.
Section 11.Action of the Board by Written Consent.
Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting of the Board of Directors or any committee thereof if prior to such action a consent in writing or electronic transmission is given by all members of the Board or of the committee, as the case may be, and the writing or writings or electronic transmission is filed with the minutes of the proceedings of the Board or the committee.
Section 12.Conferences.
Members of the Board of Directors or any committee designated by the Board may participate in a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 12 shall constitute presence in person at such meeting.

ARTICLE IV
ARTICLE V
ARTICLE VIOFFICERS
Section 1.Number.
The officers of the corporation shall consist of an Chairman of the Board and a Chief Executive Officer. The Board of Directors may appoint as officers such number of Senior Vice Presidents and Vice Presidents, a Secretary, a Treasurer, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and such other officers as are created by the Board from time to time. The same person may hold two (2) or more of such offices.
Section 2.Election and Term of Office.
Except as otherwise provided in and subject to ARTICLE VII of these By-laws, the Chairman of the Board shall be elected by the directors from among their own number; other officers need not be directors. In addition to the powers conferred upon them by these By-laws, except as otherwise provided in and subject to ARTICLE VII of these By-laws, all officers elected or appointed by the Board of Directors shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors by resolution.
Section 3.Removal.
Except as otherwise provided in and subject to ARTICLE VII of these By-laws, any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.
Section 4.Executive Chairman of the Board.
The Executive Chairman of the Board shall have the duties as set forth in the Corporate Governance Guidelines/Policies of the corporation.
Section 5.Lead Independent Directors.
The Lead Independent Director shall have the duties as set forth in the Corporate Governance Guidelines/Policies of the corporation and such other duties as from time to time may be assigned to him by the Board of Directors.
Section 6.Chief Executive Officer; President.
The Chief Executive Officer shall be the principal executive officer of the corporation and shall have the general charge of and control over the business, affairs, and personnel of the corporation, subject to the authority of the Board of Directors. Unless some other officer has been elected President of the corporation, the Chief Executive Officer shall also be the President of the corporation. The Chief Executive Officer, as President of the corporation, may, together with the Secretary, sign all certificates for shares of the capital stock of the corporation. Except as may be specified by the Board of Directors, the Chief Executive Officer shall have the power to enter into contracts and make commitments on behalf of the corporation and shall have the right to execute deeds, mortgages, bonds, contracts and other instruments necessary or proper to be executed in connection with the corporation’s regular business and may authorize any other officer of the corporation, to sign, execute and acknowledge such documents and instruments in his place and stead.
Section 7.Senior Vice President and Vice Presidents.
Each Senior Vice President or Vice President shall perform such duties and have such authority as from time to time may be assigned to him by the Board of Directors (so long as such duties are, and such authority is, subordinate to the Chief Executive Officer) or the Chief Executive Officer.
Section 8.Secretary and Assistant Secretaries.
The Secretary shall have custody of the seal of the corporation and of all books, records and papers of the corporation, except such as shall be in the charge of the Treasurer or some other person authorized to have custody and be in possession thereof by resolution of the Board of Directors. The Secretary shall record the proceedings of the meetings of the stockholders and of the Board of Directors in books kept by him for that purpose and may, at the direction of the Board of Directors, give any notice required by statute or by these By-laws of all such meetings. The Secretary shall, together with the President, sign certificates for shares of the capital stock of the corporation. Any Assistant Secretaries elected by the Board of Directors, in order of their seniority, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary as aforesaid. The Secretary or any Assistant Secretary may, together with the Chief Executive Officer or any other authorized officer, execute on behalf of the corporation any contract which has been approved by the Board of Directors, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.
Section 9.Treasurer and Assistant Treasurer.
The Treasurer shall keep accounts of all moneys of the corporation received and disbursed, and shall deposit all monies and valuables of the corporation in its name and to its credit in such banks and depositories as the Board of Directors shall designate. Any Assistant Treasurers elected by the Board of Directors, in order of their seniority, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.
Section 10.Salaries.

The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.
Section 11.Representation in Other Companies.
Unless otherwise ordered by the Board of Directors, the Chief Executive Officer or a Vice President designated by the Chief Executive Officer or the Board of Directors shall have full power and authority on behalf of the corporation to attend and to act and to vote at any meetings of security holders of corporations in which the corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities, and which as the owner thereof the corporation might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE VII
ARTICLE VIII
ARTICLE IXSTOCK AND TRANSFER OF STOCK
Section 1.Shares of Stock.
The shares of capital stock of the corporation shall be represented by a certificate, unless and until the Board of Directors of the corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the corporation signed by the President and by the Secretary. To the extent that shares are represented by certificates, the certificates shall be in such form as shall be determined by the Board of Directors and shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. With respect to certificated shares of stock, all certificates surrendered to the corporation for transfer shall be canceled and no new certificate or uncertificated shares shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate, a new certificate or uncertificated shares may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.
Section 2.Transfer of Shares.
Stock of the corporation shall be transferable in the manner prescribed by applicable law and in these By-laws. Transfers of stock shall be made on the books of the corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement. Prior to due presentment for registration of transfer of a certificate representing shares of capital stock of the corporation or of proper transfer instructions with respect to uncertificated shares, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

ARTICLE X
ARTICLE XI
ARTICLE XIIINDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS
Section 1.Indemnification Generally.
The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is alleged to have violated the Employee Retirement Income Security Act of 1974, as amended, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 2.Indemnification in Actions By or In the Right Of the Corporation.
The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense and settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 3.Success on the Merits; Indemnification Against Expenses.
To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2 of this ARTICLE V, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Section 4.Determination that Indemnification is Proper.
Any indemnification under Section 1 or Section 2 of this ARTICLE V, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances under the standard of conduct set forth in such Section 1 or Section 2 of this ARTICLE V, as the case may be. Except as provided in the last sentence of this Section 4, such determination shall be made:

(a)By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;
(b)If such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
(c)By the stockholders.
Notwithstanding the foregoing, any present or former director may demand, in connection with any notice to the corporation seeking indemnification, that the determination of entitlement to indemnification of such present or former director be made by independent counsel. In the event of such a demand, the corporation shall retain independent counsel reasonably acceptable to such present or former director to make such determination.
Section 5.Insurance; Indemnification Agreements.
The corporation may, but shall not be required to, supplement the right of indemnification under this ARTICLE V by any lawful means, including, without limitation by reason of enumeration, (i) the purchase and maintenance of insurance on behalf of any one or more of such indemnitees, whether or not the corporation would be obligated to indemnify such person under this ARTICLE V or otherwise, and (ii) individual or group indemnification agreements with any one or more of such indemnities.
Section 6.Advancement of Expenses.
Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as to such amounts.
Section 7.Rights Not Exclusive.
The indemnification and advancement of expenses provided by this ARTICLE V shall be not deemed exclusive of any other right to which an indemnified person may be entitled under Section 145 of the General Corporation Law of the State of Delaware (or any successor provision) or otherwise under applicable law, or under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 8.Severability.

To the extent that any court of competent jurisdiction shall determine that the indemnification provided under this ARTICLE V shall be invalid as applied to a particular claim, issue or matter, the provisions hereof shall be deemed amended to allow indemnification to the maximum extent permitted by law.
Section 9.Modification.
This ARTICLE V shall be deemed to be a contract between the corporation and each previous, current or future director, officer, employee or agent. The provisions of this ARTICLE V shall be applicable to all actions, claims, suits or proceedings, commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this ARTICLE V shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding which is based in any material respect from any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE XIII
ARTICLE XIV
ARTICLE XVEXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or By-laws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the corporation’s Certificate of Incorporation or By-laws or (v) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XVI
ARTICLE XVII
ARTICLE XVIIICERTAIN GOVERNANCE MATTERS
Section 1.Definitions.
The following definitions shall apply to this ARTICLE VII and otherwise as applicable in these By-laws:
(a)“Effective Time” has the meaning specified in the Merger Agreement.

(b)“Entire Board of Directors” shall mean a total of eleven (11) directors; provided, however, that if a vacancy has not been filled pursuant to ARTICLE VII, Section 2 below and the remaining directors determine, by action of a majority of the directors then in office, in the good faith exercise of their fiduciary duties, that immediate action is required to avoid material harm to the corporation, then the “Entire Board of Directors” shall mean the remaining directors (even if less than a quorum) or the sole remaining director.
(c)“Entire Corporate Governance and Nominating Committee” shall mean a total of four (4) directors on the Corporate Governance and Nominating Committee.
(d)“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY International Inc., Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc., as amended from time to time.
(e)“Specified Period” shall mean the period beginning at the Effective Time and ending on the third (3rd) anniversary of the Effective Time.
Section 2.Composition of the Board.
(a)Following the Effective Time, the Board shall be comprised of eleven (11) members. The specific composition of the Board as of the Effective Time shall be as set forth in the Merger Agreement. Any re-nomination of a director or nomination of an individual to a seat held by an existing director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by the sole remaining director) acting solely upon the recommendation of at least a majority of the Entire Corporate Governance and Nominating Committee. In the event of a deadlock among the members of the Corporate Governance and Nominating Committee concerning such re-nomination or nomination, as applicable, or failure of the Board to approve such recommendation of the Entire Corporate Governance and Nominating Committee, the incumbent director shall be re-nominated if willing to serve.
(b)Vacancies resulting from the cessation of service by, including removal of, any director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by the sole remaining director) acting solely upon the unanimous recommendation of the Corporate Governance and Nominating Committee.
Section 3.Chairman, Chief Executive Officer, Lead Independent Director.
During the Specified Period, the Board may only replace, remove, alter the responsibilities and authorities (as set forth in the Corporate Governance Guidelines/Policies of the corporation or these By-laws), or grant conflicting responsibilities or authorities of the Chairman, the Chief Executive Officer, or the Lead Independent Director, as applicable, by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.

Section 4.Required Committees.
(a)From the Effective Date, the Board shall have the following three committees, in addition to any other committees as determined by the Board from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors: Audit & Finance Committee, Corporate Governance and Nominating Committee, and Human Resources Committee (the “Required Committees”).
(b)Vacancies in any Required Committee resulting from the cessation of service by, including removal of, any director or any subsequent director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by a sole remaining director) acting solely upon the unanimous recommendation of the Corporate Governance and Nominating Committee.
(c)The chairman of the Required Committees as of the Effective Time shall be as set forth in the Merger Agreement. Any change to or replacement of the chairman of any Required Committee shall be determined by the Board from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.
(d)Each Required Committee shall have the responsibilities set forth in the charter of such Required Committee as of the Effective Time, except as modified from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.
Section 5.Amendments.
During the Specified Period, the provisions of this ARTICLE VII and the Corporate Governance Guidelines/Policies of the corporation may be modified, amended or repealed by the Board of Directors, and any By-law provision or other resolution inconsistent with this ARTICLE VII or the Corporate Governance Guidelines/Policies of the corporation may be adopted by the Board of Directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors. In the event of any inconsistency between any other provision of these By-laws and any provision of this ARTICLE VII, the provisions of this ARTICLE VII shall control. Following the end of the Specified Period, this ARTICLE VII shall automatically and without further action become void and be of no further force and effect.
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